SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



    Date of report (Date of earliest event reported)        January 18, 2000
                                                        ------------------------



                               UNOCAL CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                                    Delaware
--------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)



    1-8483                                   95-3825062
--------------------------------------------------------------------------------
(Commission File Number)                (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California         90245
--------------------------------------------------------------------------------

(Address of Principal Executive Offices)                       (Zip Code)



                                 (310) 726-7600
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

Item 5.      Other Events.

     Unocal Corporation has reached agreement to sell its agricultural products business to Calgary-based Agrium Inc. for approximately US$325 million and possible future consideration.

The agreement involves the sale of Unocal's Prodica LLC and Alaska Nitrogen Products LLC (ANP) subsidiaries. Prodica provides nitrogen and sulfur products to agricultural and industrial customers throughout the western United States and northern Mexico. ANP manufactures ammonia and urea at its Nikiski, Alaska, plants for agricultural and industrial customers in the Pacific Region. Under the agreement, Unocal would receive US$250 million in cash plus US$50 million in newly-issued Agrium 6% convertible preferred securities and US$25 million in Agrium common stock (at a 4% discount to market). In addition, the agreement provides for participation payments to Unocal if ammonia and urea prices rise above projected levels over the next six years. Unocal expects to use the proceeds from the sale for general corporate purposes, including debt reduction. The sale is subject to certain regulatory approvals. The company expects the transaction to be completed by early in the second quarter. Credit Suisse First Boston advised Unocal with respect to the sale.

Forward-looking statements regarding future business transactions and future participation payments in this filing are based on assumptions concerning market, regulatory, environmental, and other considerations. Actual results could differ materially as a result of factors discussed in Unocal's 1998 Form 10-K report filed with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                                UNOCAL CORPORATION
                                                (Registrant)





Date:  January 20, 2000                        By:  /s/ JOE D. CECIL
------------------------                        -------------------------------
                                                Joe D. Cecil
                                                Vice President and Comptroller
                                       2